EXHIBIT 10.103

MEADE INSTRUMENTS CORP.

EXECUTIVE RETENTION AGREEMENT

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (“Agreement”) is entered into as of January 10, 2008, by and between Meade Instruments Corp. (sometimes hereinafter referred to as the “Company”) and Paul Ross (“Executive”).

WHEREAS, the Company desires to provide Executive with assurances, conditioned as set forth herein both to allow him to maintain his focus on making decisions that are in the best overall interests of the Company and the resulting successor organization in the event that a Major Transaction (as defined below) takes place, and to alleviate concerns about job security in the event of a Major Transaction.

NOW, THEREFORE, BE IT RESOLVED, the parties agree as follows:

Section 1.                                            Definitions

(a)                                  “Affiliate” shall mean any corporation or other business entity which is part of a continuous chain of ownership with the Company as the ultimate parent organization, provided that the stock or equivalent ownership interest at each level from the Company to the Affiliate is not less than fifty percent (50%) of either the total combined voting power of all classes of stock or other interest entitled to vote or the value of all classes of ownership in the entity at issue.

(b)                                 “Agreement Administrator” shall mean the Compensation Committee.

(c)                                  “Buyer” shall mean a third party (that is, a person or entity that is not an Affiliate of the Company) that is, directly or indirectly, the acquirer of, result of, or successor to the Company.

(d)                                 “Cause” shall have the same definition as is set forth in the Employment Agreement.

(e)                                  “Closing Date of a Major Transaction” shall mean the closing date of any single transaction constituting a Major Transaction on its own, or the closing date of the last transaction in a series of transactions that taken together constitute a Major Transaction.

(f)                                    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g)                                 “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(h)                                 “Disability” shall have the same definition as is set forth in the Employment Agreement.

(i)                                     “Division” shall mean each of the following:

(i)            a Subsidiary of the Company; or

(ii)           any operating unit of the Company, including, without limitation, Meade high-end, Meade low-end, Simmons, Weaver, Redfield, Bresser, Coronado, and Kodak.

(j)                                     “Employment Agreement” shall mean that certain Employment Agreement entered into by and between Executive and the Company, dated as of July 13, 2007, as such Employment Agreement may be amended from time-to-time by mutual agreement of the Company and Executive.

(k)                                  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(l)                                     “Executive Percentage” shall mean 25%.

(m)                               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(n)                                 “Good Reason” shall have the same definition as is set forth in the Employment Agreement; provided, however, that in order to effect a Separation from Service hereunder for Good Reason, Executive must provide written Notice to the Company of the existence of any condition that constitutes Good Reason within sixty (60) days after the initial existence of the facts and circumstances giving rise to Executive’s Notice of Good Reason.  The Company shall have thirty (30) days (the “Cure Period”) from its receipt of Executive’s written Notice of Good Reason to remedy the condition.  If the Company fails to remedy the condition during the Cure Period, then Executive may effect a Separation from Service for Good Reason from the Company.

Executive’s right to effect a Separation from Service for Good Reason shall not be affected by Executive’s temporary incapacity due to a physical or mental/psychological condition.  However, a Disability will not qualify as Good Reason unless accompanied by one or more conditions that constitute Good Reason herein.  A termination by Executive for Good Reason shall not be considered to be a voluntary resignation.

(o)                                 “Major Transaction” of the Company shall mean any of the following, whether occurring in one or more transactions taking place during the Term:

(i)            the sale of 75% or more of the revenue generating assets of the Company (to be determined in good faith by the Board of Directors of the Company as any assets or combination of assets utilized in connection with the manufacturing, distribution, marketing or sale of the products and/or services of the Company; for example, brand names, facilities, or any Division of the Company), whether such sale of 75% or more of the revenue generating assets occurs in a single transaction or in a series of transactions during the Term; or

(ii)           the acquisition, directly or indirectly, by any person or group of persons (other than the Company or a corporation controlled by the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 75% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer or otherwise; or

(iii)          a reorganization, merger or consolidation under which the stockholders of the Company immediately prior to the reorganization, merger or consolidation own less than fifty percent (50%) of the voting securities of the surviving or resulting corporation as a result of such transaction.

(p)                                 “Notice” shall mean any notice required under the Agreement, which notice shall be in writing.  Notice hereunder shall be deemed to have been given when delivered in person to the Company or Executive; or actually received by the Company or Executive after being transmitted by facsimile (“fax”) to the Company or Executive; or, deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, addressed to the Company or Executive at their respective addresses as set forth on Exhibit A attached hereto, and thereafter actually received by the Company or Executive.  The burden to prove timely delivery to and receipt by the other party shall be on the party giving notice.

(q)                                 “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, or any foreign entity of a similar nature to any of the above, or a government or political subdivision thereof.

(r)                                    “Qualifying Separation” shall mean Executive’s Separation from Service with the Company: (A) initiated by Executive for Good Reason or (B) initiated by the Company without Cause.  A Qualifying Separation shall not include a Separation from Service: (i) initiated by the Company by reason of Cause, or (ii) initiated by Executive’s voluntary resignation, retirement, death or Disability.

(s)                                  “Release” shall mean a Waiver and Release, as described under Section 8 of this Agreement, in a form substantially the same as that attached as Exhibit B to this Agreement.

(t)                                    “Retention Award Amount” shall mean the product of 1.5% times the Transaction Value.

(u)                                 “Retention Pay” shall mean the payments made to Executive as provided in Section 3 of this Agreement.

(v)                                 “Separation from Service” shall mean Executive’s cessation of services to the Company.  For purposes of this Agreement, Executive is treated as continuing in employment with the Company while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed twelve (12) weeks, or if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract.  If the period of leave exceeds twelve (12) weeks and Executive does not retain a right to reemployment under an applicable statute or by contract, Executive will be deemed to have a Separation from Service on the first date immediately following such twelve (12) week period.

(w)                               “Subsidiary” shall mean a corporation, partnership or other entity of which a majority of the voting interests of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries or Subsidiaries, or both, by the Company.

(x)                                   “Term” is defined in Section 5 hereof.

(y)                                 “Total Payments” shall mean total payments subject to the application of Code Sections 280G and 4999 as described in Section 10 of this Agreement.

(z)                                   “Transaction Value” shall mean the amount of consideration received by the Company and/or its stockholders (treating any shares issuable upon exercise of options, warrants or other rights of conversion as outstanding) in connection with a Major Transaction.  For purposes of computing the portion, if any, of the Transaction Value in non-cash consideration received by the Company or its stockholders in the Transaction shall be valued as follows:  (i) equity securities traded on a national securities exchange or quoted in the Nasdaq Global Market or Nasdaq Capital Market shall be valued at the last closing price thereof immediately prior to the Closing Date of the transaction; (ii) equity securities that are traded over the counter shall be valued at the mean between the latest bid and asked prices prior to such date; and (iii) any other unmarketable equity securities or interests or non-cash forms of consideration shall be assumed to have a value equal to their fair market value at the time of the closing as reasonably determined by the Board of Directors in good faith.

Section 2.                                            Continuing Employment Requirement.  In order for Executive to receive any Retention Pay under this Agreement as a result of the closing of a Major Transaction, Executive must not have incurred a Separation of Service prior to the Closing Date of the Major Transaction; provided, however, if Executive’s Separation from Service constitutes a Qualifying Separation, Executive shall be entitled to the Retention Pay so long as the Closing Date of the Major Transaction occurs within 180 days following Executive’s Separation from Severance.  The Company acknowledges and agrees that as of the date hereof, to the knowledge of any current member of the Board of Directors of the Company, no Executive has committed any act, or omitted to perform any act, that would constitute a breach of his duties and responsibilities so as to allow the Company to terminate Executive’s employment from the Company for Cause.

Section 3.                                            Retention Pay.  Subject to Section 2 and the other terms of this Agreement, upon the occurrence of the Closing Date of a Major Transaction, Executive shall be entitled to receive the amount equal to Executive’s Percentage of the Retention Award Amount; provided, however, that if any payment under Section 6 hereof was made to Executive during the term hereof, and the sale of such Division requiring such payment is also included in the definition of a Major Transaction, then the Retention Award Amount shall be reduced by the Distribution Award Amount prior to calculating the Retention Pay for Executive.

Section 4.                                            Payment of Retention Pay.  Executive’s Retention Pay shall be paid in a lump sum upon the Closing Date.  If, however, Executive is terminated as a result of a Qualifying Separation from his employment in connection with a Major Transaction, no Retention Pay shall be payable or available until after the seven (7) day revocation period (as described in Section 8 of this Agreement) for a signed Release has expired.  Upon the expiration of the seven (7) day revocation period, payment of the Retention Pay shall be made within three (3) days of such expiration, with the payment date being determined by the Agreement

Administrator in its sole discretion determined in good faith.  All taxes and other deductions required by law shall be deducted from any Retention Pay.  In addition to the Retention Pay pursuant hereto, in the event Executive is terminated during the Term as a result of a Qualifying Separation from his employment in connection with a Major Transaction, Executive and the Company agree that, notwithstanding the terms and conditions set forth in the Employment Agreement, any severance payment to be made to Executive pursuant to the Employment Agreement (including, without limitation, base salary, pro-rata bonus award and any amount paid in connection with Executive’s COBRA benefits) shall be paid to Executive in a lump sum at the same time as the payment of the Retention Pay.

Section 5.                                            Term.  The term of this Agreement (the “Term”) shall commence on the date hereof and shall end on December 31, 2008 (“Termination Date”).  If a Closing Date of a Major Transaction has not occurred on or before the Termination Date, then (i) no payments will be made under this Agreement for any reason, and (ii) the vesting of equity awards shall not accelerate for any reason (unless previously accelerated hereunder as the result of a Qualifying Separation) under this Agreement.

Section 6.                                            Sale of Division.  Subject to the terms hereof, if the Company sells substantially all of the assets of a Division or the capital stock of a Subsidiary to a non-Affiliate of the Company, and the following conditions are satisfied (i) such sale does not constitute (or is included as a part of) a Major Transaction as of the date of the closing of such sale and (ii) the Company distributes to its stockholders all or a portion of the consideration received by the Company in such sale (the amount distributed being the “Distribution Amount”), then the Company shall pay Executive the amount equal to Executive’s Percentage multiplied by the Distribution Award Amount (as defined below); provided that Executive is employed by the Company at the time of such sale, or that Executive was employed by the Company within the previous 180 days of such sale and Executive was terminated as a result of a Qualifying Separation.  The term “Distribution Award Amount” shall mean the product of the Distribution Amount multiplied by 1.5%.

Section 7.                                            Acceleration of Equity Awards.

(a)                                  Immediately prior to the Closing Date of a Major Transaction, any equity award (including stock options or restricted stock) granted to Executive which is not vested and exercisable shall vest and become exercisable in full; provided that such then fully vested and exercisable award shall remain subject to the other terms of the plan and/or agreement under which such award was granted.

(b)                                 In addition, if Executive’s employment is terminated as a result of a Qualifying Separation, any equity award (including stock options or restricted stock) granted to Executive which is not vested and exercisable in full shall vest and become exercisable in full as of the date of Executive’s Separation from Service; provided that such then fully vested and exercisable award shall remain subject to the other terms of the plan and/or agreement under which such award was granted.

Section 8.                                            Waiver and Release.  In order to receive the Retention Pay available under this Agreement, Executive who is terminated as a result of a Qualifying Separation from his employment in connection with a Major Transaction must execute and deliver a signed, enforceable Release to the Agreement Administrator within forty-five (45) days of the date such Release is provided to Executive.

Executive may revoke his signed Release within seven (7) days of his signing such Release, provided such revocation is made in accordance with the provisions for revocation set forth below.  Any such revocation must be made in writing and must be received by the Agreement Administrator within such seven (7) day period.  Executive who timely revokes his Release shall not be eligible to receive any Retention Pay under this Agreement.  Executive who timely submits a signed Release and who does not exercise his right of revocation shall be eligible to receive Retention Pay under this Agreement.  Executive is encouraged to contact his personal attorney at his own expense to review the Release if he so desires.  Executive’s acceptance and right to retention of Retention Pay are contingent upon the terms of this Agreement and full compliance with the terms of the Release.

Section 9.                                            Section 409A.  It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Code Section 409A and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date of Executive’s Separation from Service or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then (A) such payments shall be delayed until the date that is six (6) months after the date of Executive’s Separation from Service with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (B) such payments shall be increased by an amount equal to the interest on such payments for the Payment Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).  Any payments delayed pursuant to this Section 9 shall be made in a lump sum on the first day of the seventh month following Executive’s Separation from Service, or such earlier date that, as determined by the Company, is sufficient to avoid the imposition of any Section 409A Taxes.

Section 10.                                      Application of Code Sections 280G and 4999.  Notwithstanding anything to the contrary contained herein, if any portion of the Retention Pay or any other payment made under any other agreement with, or plan of, the Company (including, without limitation, any accelerated vesting of stock options or restricted stock granted by the Company) which is paid to Executive (in the aggregate “Total Payments”) would constitute an “excess parachute payment” under Code Section 280G, then the Total Payments shall be reduced to the largest amount as will result in no portion of the Total Payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction to the Total Payments shall be made only if the total after-tax amount received by Executive is greater after giving effect to such reduction than if no such reduction had been made. Unless Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments in a manner other than as set forth below, if such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of restricted stock, then by reducing or eliminating any other remaining Total Payments.  The preceding provisions of this Section 10 shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.  The determination of any reduction in the Total Payments as a result of the foregoing shall be made by the Company’s independent auditors in good faith.

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of the determination of whether a reduction to the Total Payments is required, it is possible that Total Payments to Executive which will not have been made by the Company (if a reduction to the Total Payments is made in accordance with the preceding paragraph) should have been made (“Underpayment”).  Any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.  In the event that a reduction to the Total Payments is made in accordance with the preceding paragraph and all or a portion of the Total Payments actually made to Executive (after reduction, if applicable) shall be determined to result in the imposition of any tax under Section 4999 of the Code (which was not intended under the preceding paragraph), Executive shall promptly reimburse the Company for the amount of such excess together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto), from the date the reimbursable payment was received by Executive to the date the same is repaid to the Company.

Section 11.                                      Agreement Administration.  The Agreement Administrator shall have the sole, absolute and final discretionary authority to construe in good faith the terms of this Agreement, including the making of factual determinations.  The good faith decisions of the Agreement Administrator shall be final and conclusive with respect to all questions concerning the interpretation and administration of this Agreement.  The Agreement Administrator may delegate to other persons responsibilities for performing certain of the duties of the Agreement Administrator under the terms of this Agreement and may seek such expert advice as the Agreement Administrator deems reasonably necessary with respect to this Agreement.  The Agreement Administrator shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

Section 12.                                      No Assignment.  Retention Pay payable under this Agreement shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such Retention Pay to be so subjected shall not be recognized, except to the extent required by law.

Section 13.                                      No Employment Rights.  This Agreement is not a contract for employment, shall not confer employment rights upon any person and, subject to Sections 4 and 10 hereof, shall not modify the terms of any other agreement between the Company and Executive.  Executive shall not be entitled, by virtue of this Agreement, to remain in the employ of the Company, and nothing in this Agreement shall restrict the right of the Company or its successor to terminate the employment of Executive at any time.

Section 14.                                      Agreement Funding.  The payments to Executive hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company.  No person shall have nor acquire any interest in any such assets by virtue of the provisions of this Agreement or any other agreement in connection with this Agreement.  The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future.  To the extent that Executive acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company.  No such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.  Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and Executive, his beneficiary, or any other person.

Section 15.                                      Survival of Agreement Upon a Major Transaction.  This Agreement shall survive a Major Transaction and shall be binding upon any successor entity that is the survivor, successor, reorganized, affiliated or purchaser organization resulting from a combination, restructuring, merger, functional reorganization, sale, affiliation or other reorganization of the Company.  Upon the Major Transaction, the successor entity shall assume the obligations and liabilities of this Agreement.  If Executive was employed by the Company on the Closing Date of a Major Transaction (or was employed by the Company and was terminated as a result of a Qualifying Separation less than 180 days prior to the Closing Date of the Major Transaction) he shall continue to be eligible to receive the Retention Pay available under this Agreement and, to the extent such Retention Pay has not been paid by the Company, such Retention Pay shall be payable by the successor entity.

Section 16.                                      Applicable Law.  This Agreement shall be governed and construed in accordance with ERISA as it applies to top hat plans for a select group of management or highly compensated employees and, in the event that any reference shall be made to State law, the internal laws of the State of California shall apply to the extent not preempted by ERISA.  It is intended that this Agreement comply with applicable provisions of Code Section 409A and the Treasury Regulations promulgated thereunder and, to the extent such section or regulations apply, this Agreement shall be construed and administered accordingly.

Section 17.                                      Severability.  If any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement shall continue in full force and effect.

Section 18.                                      Amendment/Termination of Agreement.  The Company reserves the right in its sole discretion to amend or terminate this Agreement, and pay amounts due hereunder, to the full extent permitted by and in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder at any time, retroactively or otherwise, either by written resolution of the Company’s Board of Directors or the Compensation Committee.  Any such amendment or termination which would reduce or otherwise adversely affect the benefits of Executive may not take effect as to Executive without the written consent of Executive.

Section 19.                                      Representations Contrary to this Agreement.  No employee, officer, or director of the Company has the authority to alter, vary, or modify the terms of this Agreement except by means of an authorized written amendment to this Agreement.  No verbal or written representations contrary to the terms of this Agreement and its written amendments shall be binding upon this Agreement, the Agreement Administrator, or the Company, nor may any such representation be relied upon by Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEADE INSTRUMENTS CORP.

By:	/s/STEVEN L. MUELLNER

Its:	President and Chief Executive Officer

EXECUTIVE

/s/PAUL E. ROSS

EXHIBIT A

ADDRESSES

Company:	Meade Instruments Corp.
6001 Oak Canyon
Irvine, California 92618

Executive:	Paul Ross
[ADDRESS]

A-1

EXHIBIT B

MEADE INSTRUMENTS CORP.
EXECUTIVE RETENTION AGREEMENT

WAIVER AND RELEASE

1.                                       Release.  In consideration for the Retention Pay to be provided to me under the terms of the Executive Retention Agreement dated as of January 10, 2008 by and between Meade Instruments Corp. (the “Company”) and the undersigned (“Agreement”), and after having had a full, unhurried opportunity to consult with an attorney of my choice with respect to this Waiver and Release (“Waiver”), including its consent and final binding effect, I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge the Company and its parent (if any), subsidiaries, divisions and Affiliates (as defined in the Agreement), whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown demands, damages, actions, causes of action, claims, losses, or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to my employment with and/or the termination of my employment with the Company and/or any of the other Releasees and/or any other occurrence from the beginning of time up to and including the date of the Agreement, including but not limited to:

(a)                                  All claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, Executive Retirement Income Security Act, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)                                 All claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c)                                  Any and all other claims whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, retaliatory discharge, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or the termination of my employment with the Company and/or any of the other Releasees.

2.                                       Covenant Not to Sue.  I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or the termination of my employment with the Company and/or any of the other Releasees.  However, I understand that nothing within this Waiver is intended to forfeit or negatively affect my ability or right to file a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or participate in such a process by the EEOC.  I do acknowledge, as set forth below, that I have waived and will return to the Company any recovery of money damages obtained on my behalf by the EEOC.

3.                                       Non-Disparagement.  I further agree not to make any public statement or statements, to the press or otherwise, concerning the Company’s Board of Directors, management, business objectives, status of its securities, its management practices, products, or other sensitive information, without first receiving the written consent of the Company’s Chief Executive Officer, and I will not take any action which would cause the Company, or its employees or agents, embarrassment or humiliation or otherwise cause or contribute to the Company, or any such person, being held in disrepute by the general public or the Company’s employees, clients, or customers.  I understand that nothing herein is intended to prohibit me from testifying truthfully in any court or administrative, tax or other proceeding if subpoenaed to appear to do so.

4.                                       Consequence of a Breach.  I further acknowledge and agree in the event that I breach the provisions of paragraph 2 or 3, (a) the Company shall not be obligated to continue payment of the Retention Pay to me, (b) I shall be obligated to repay to the Company upon written demand ninety percent (90%) of the amount of Retention Pay paid or provided to me, and (c) I shall be obligated to pay the Company its costs and expenses in enforcing the provisions of this Waiver and the Agreement (including court costs, expenses and reasonable legal fees), and the foregoing shall not affect the validity of this Waiver (and specifically will not affect my Release of claims as set forth in Paragraph 1) and shall not be deemed a penalty or a forfeiture.  I specifically acknowledge that the restrictions, prohibitions, and other provisions of this paragraph are reasonable, fair, and equitable in scope, terms, and duration, and are a material inducement to the Company to provide the benefits described in the Agreement.  I agree that the obligations in this Waiver are necessary in order to protect the Company’s legitimate business interests.  I further agree that upon any breach or threatened breach of these obligations, the Company shall be entitled to injunctive relief, both temporary and permanent, without the necessity of posting a bond, as well as, and in addition to, all other available remedies, including such damages as may be permitted by law, all of which shall be cumulative and not exclusive.

5.                                       Waiver of Recovery.  I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees.

6.                                       Waiver of Reinstatement Rights.  I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have and I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim; and I hereby unconditionally agree that I shall not now or at any time in the future, either individually or through others, as an independent contractor or otherwise in any capacity, directly or indirectly, apply for or otherwise seek employment or any other arrangement with the Company and/or any of the other Releasees to provide services to or on behalf of any of the same, without the prior written consent of the Chief Executive Officer of the Company.

7.                                       Review Period.  I acknowledge that I have been given at least forty-five (45) days to consider this Waiver thoroughly and I was advised to consult with my personal attorney, if desired, before signing below.

8.                                       Revocation.  I understand that I may revoke this Waiver within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to the Agreement Administrator.  I further understand that if I revoke this Waiver, I shall not receive Retention Pay.

9.                                       Waiver of all Claims.  I FURTHER UNDERSTAND THAT THIS WAIVER INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  I HEREBY WAIVE ANY AND ALL RIGHTS I MAY HAVE UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

10.                                 Consideration.  I acknowledge and agree that this Waiver is given in exchange for consideration in addition to anything of value to which I am already entitled.

11.                                 Severability.  I acknowledge and agree that if any provision of this Waiver is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver shall continue in full force and effect.  If any portion of this Waiver is held by a court of competent jurisdiction to be unreasonable, unenforceable, arbitrary, or against public policy, then such portion shall be considered divisible as to time, geographical area, and prohibited activities, and the remaining provisions shall remain in effect, and the parties agree to reasonable modification, including but not limited to modifications as to time, geographical area, and prohibited activities, as the court shall decide in order to reflect the intent of the parties.

12.                                 Governing Law.  This Waiver is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of California, to the extent not preempted by applicable federal law.

Jurisdiction and venue over any dispute under this Waiver shall lie solely in Orange County, California.

13.                                 Knowing and Voluntary Release.  I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver and that I voluntarily and knowingly enter into this Waiver by signing below.  No modification of this Waiver shall be effective unless made in writing and signed by both me and the Company.

14.                                 Acknowledgment of Compliance.  Because this Waiver includes a release and waiver as to claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”),

my signature below acknowledges that it complies with the Older Worker Benefit Protection Act of 1990, as amended (“OWBPA”) and further acknowledges that I confirm, understand, and agree to the terms and conditions of this Waiver; that these terms are written in lay person terms, and that I have been fully advised of my right to seek the advice and assistance of consultants, including an attorney, as well as tax advisors, to review this agreement.

It also acknowledges that I do not waive any rights or claims under the ADEA that may arise after the date this Waiver is signed by me, and specifically, that under this Waiver, I am receiving consideration beyond anything of value to which I am already entitled.  It is understood by me that I have been advised to consult with an attorney of my choice before signing.  I also understand that I have up to forty-five (45) full days to consider whether to sign this release and agreement.  By signing this release on the date shown below, I knowingly and voluntarily elect to forego waiting the portion then remaining of the forty-five (45) full days to consider whether to sign this Waiver.

15.                                 Right of Revocation.  My signature also acknowledges that, in compliance with the OWBPA condition above, I have been fully advised by the Company of my right to revoke and nullify this release and agreement, which right must be exercised, if at all, within seven (7) days of the date of my signature.  Any revocation of this Waiver must be in writing, addressed to the Company, to the attention of the Agreement Administrator of the Agreement, and the Company must be notified within the foregoing seven (7) day period.  This Waiver will not become effective or enforceable until the expiration of the 7-day period.

16.                                 Binding Effect.  Upon signing this Waiver, it will become effective and binding upon me and the Company and upon the respective successors, assigns, heirs and personal representatives as is discussed in paragraph 1 above.

Paul Ross

/s/PAUL E. ROSS
(Signature of Executive)

January 10, 2008
(Date)